Exhibit 99.1
James F. Millar Joins First Industrial’s Board of Directors
CHICAGO, December 7, 2005 — First Industrial Realty Trust, Inc. (NYSE: FR), the nation’s largest provider of diversified industrial real estate, announced today that James F. Millar will join the board of directors as a new member. From 1987 to 2005, Mr. Millar served in various executive capacities at Cardinal Health, Inc. (NYSE:CAH), the leading provider of products, services and technologies supporting the health care industry.
“We are very pleased to have James as a new member of our board of directors,” said First Industrial president and CEO Mike Brennan. “James has significant executive management experience and a broad operational background that will benefit First Industrial and its shareholders.”
Most recently, Mr. Millar served as Cardinal Health’s executive director — Strategic Initiatives. From 2002 to 2004, he served as president and CEO of Cardinal’s Healthcare Products and Services subsidiaries and from 2000 to 2002, he served as president and chief operating officer of Cardinal’s Pharmaceutical Distribution and Provider Services segment and its Medical Products and Services segment.
Mr. Millar is also a director of Wendy’s International, Inc. He earned bachelor of arts degrees in economics and geography from California State University, Fullerton.
First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. The Company owns, operates and has under development more than 100 million square feet of industrial real estate in markets throughout the United States. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long-term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher- than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Sean P. O’Neill
SVP, Investor Relations and Corporate Communications
312-344-4401

Art Harmon
Sr. Manager, Investor Relations and Corporate Communications
312-344-4320
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